CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm River Rock IV Fund, a series of the Northern Lights Fund Trust III, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Fund Trust III Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 4, 2012